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Limoneira Announces Sale of Donna Circle Property for $2.3 Million

- Transaction In Line With Strategy of Divesting Non-Core Assets -

- Proceeds From the Sale Will be Used to Reduce Borrowings -

Santa Paula, CA., May 19, 2011 – Limoneira Company (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights throughout California, closed on the sale of its Donna Circle property in Paradise Valley, Arizona, on May 18, 2011.  The Company had been leasing the property until April 14, 2011.    The property was sold for $2,275,000 cash, and the Company realized net cash of approximately $2,080,000, after selling and other costs.   The Company plans to use the net proceeds from the transaction to pay down its debt.  As a result of the sale, the Company will recognize a non-cash impairment charge of approximately $203,000 in the second quarter of fiscal year 2011.

As previously announced, in August 2010, the Company sold its other property in Paradise Valley, Arizona, Cactus Wren, for $3 million cash.  With the sale of the Donna Circle property, the Company has completed its divesture of its non-core real estate assets in Arizona.

Harold Edwards, President and Chief Executive Officer, stated, “We are pleased with the sale of our Donna Circle property.  The sale is consistent with our goal to divest our business of our non-core assets and use the proceeds from these sales to reduce our debt.  With the sale of Donna Circle and our Cactus Wren sale last year, we have now divested all of our properties in Arizona, which will allow our team to fully focus on our core operations of expanding our agribusiness and capitalizing on real estate development opportunities in California.”

About Limoneira Company

Limoneira Company, a 117-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra), is a dedicated sustainability company with approximately 6,850 acres of rich agricultural lands, real estate properties and water rights throughout California. The Company is a leading producer of lemons, avocados, oranges, and other specialty crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira's current expectations about future events and can be identified by terms such as "expect," "may," "anticipate," "intend," "should be," "will be," "is likely to," "strive to," and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs, and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; increased costs from becoming a public company; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira's SEC filings, which are available on the SEC's website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.